Supplement dated December 4, 2024
to Pricing Supplement dated September 26, 2024,
Product Supplement EQUITY ARN-1 dated September 5, 2023,
Prospectus Supplement dated September 5, 2023 and Prospectus dated September 5,
2023 (together, the “Note Prospectus”)	Filed pursuant to Rule 424(b)(2) Registration Statement No. 333-272447

Canadian Imperial Bank of Commerce

Accelerated Return Notes® Linked to

a Domestic Equity Index Basket due on September 25, 2026

CUSIP: 13608R141 (the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, the agent or any of our respective affiliates. Certain terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the notes was defined in the final pricing supplement dated September 26, 2024 (the “Final Pricing Supplement”) as the lowest value of the Basket on any of the ten Starting Value Determination Dates. The Starting Value Determination Dates are September 26, 2024, October 3, 2024, October 10, 2024, October 17, 2024, October 24, 2024, October 31, 2024, November 7, 2024, November 14, 2024, November 21, 2024 and November 27, 2024, each subject to postponement in the event of Market Disruption Events.

The determination period for the Starting Value expired on November 27, 2024. The lowest value of the Basket during those Starting Value Determination Dates was 98.93 on October 3, 2024, rounded to two decimal places.

Therefore, the Starting Value for the notes is 98.93.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page TS-6 of the Final Pricing Supplement, and “Risk Factors” beginning on page PS-6 of the product supplement, page S-1 of the prospectus supplement and page 1 of the prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Pricing Supplement dated September 26, 2024:
https://www.sec.gov/Archives/edgar/data/1045520/000110465924104283/tm2423152d77_424b2.htm

•	Product Supplement EQUITY ARN-1 dated September 5, 2023:
https://www.sec.gov/Archives/edgar/data/1045520/000110465923098258/tm2325339d3_424b5.htm

•	Prospectus supplement dated September 5, 2023:
https://www.sec.gov/Archives/edgar/data/1045520/000110465923098166/tm2322483d94_424b5.htm

•	Prospectus dated September 5, 2023:
https://www.sec.gov/Archives/edgar/data/1045520/000110465923098163/tm2325339d10_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1045520. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to Canadian Imperial Bank of Commerce.